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EXHIBIT 21.01

LIST OF REGISTRANT'S SUBSIDIARIES

SUBSIDIARY NAME	JURISDICTION OF ORGANIZATION
FormFactor Electronics Trading (Shanghai) Co., Ltd.	People's Republic of China
FormFactor Germany GmbH	Germany
FormFactor Hungary Licensing Limited Liability Company	Hungary
FormFactor International, Inc.	Delaware, United States
FormFactor, KK	Japan
FormFactor Korea, Inc.	South Korea
FormFactor Pte. Ltd.	Singapore
FormFactor Singapore Pte. Ltd.	Singapore
Seneca Merger Sub, Inc.	Delaware, United States

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  EXHIBIT 21.01
LIST OF REGISTRANT'S SUBSIDIARIES